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                                                               EXHIBIT  21
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                    Falcon Products, Inc. and Subsidiaries

                        SUBSIDIARIES OF THE COMPANY
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      The following are wholly-owned subsidiaries of the Company:  Kaydee
Metal Products Corporation; Falcon Mexican Holdings, Inc.; Falcon
International, E.U.R.L. (a French corporation); Falcon De Juarez, S.A. de C.V., Fundiciones Tecnicas, S.A., and Falcon De Baja California, S.A. de C.V. (Mexican corporations); and Falcon Mimon, a.s. (a Czech Republic corporation). Falcon Mimon is an 84%-owned subsidiary of the Company.